Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Karooooo Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares	Rule 457(c)	6,000,000	(1)	$32.12	(2)	$192,720,000	(2)	0.00014760	$28,445.48
Fees Previously Paid	N/A	N/A	N/A	N/A		N/A		N/A			N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A				N/A				N/A	N/A	N/A	N/A
	Total Offering Amounts							$192,720,000			$28,445.48
	Total Fees Previously Paid										N/A
	Total Fee Offsets										N/A
	Net Fee Due										$28,445.48

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the Registrant is also registering hereunder an indeterminate number of ordinary shares that may be issued in connection with anti-dilution provisions or stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share and maximum aggregate offering price are based on the average of the high and low sale prices of the ordinary shares as reported on the Nasdaq Capital Market on July 9, 2024, which date is within five business days prior to filing this registration statement.